FIRST AMENDMENT
TO THE
PLUMAS BANK
DIRECTOR RETIREMENT AGREEMENT
DATED MAY 1, 2003
FOR
THOMAS WATSON

THIS FIRST AMENDMENT is adopted this 19th day of September, 2007, effective as of January 1, 2005, by and between Plumas Bank, located in Quincy, California (the “Company”) and Thomas Watson (the “Director”).

The Company and the Director executed the Director Retirement Agreement effective as of May 1, 2003 (the “Agreement”).

The undersigned hereby amends the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

The following Section 1.7a shall be added to the Agreement immediately following Section 1.7:

1.7a “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

Section 1.9 of the Agreement shall be deleted in its entirety and replaced by the following:

1.9	“Termination of Service” means the termination of the Director’s service with the Company for reasons other than death. Whether a Termination of Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

The following Section 1.9a shall be added to the Agreement immediately following Section 1.9:

1.9a “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Section 2.1.3 of the Agreement shall be deleted in its entirety.

Section 2.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.2	Payment of Benefit. The Company shall pay the annual benefit to the Director in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following Termination of Service. The Company shall pay the annual benefit to the Director for twelve (12) years.

Section 2.2.3 of the Agreement shall be deleted in its entirety.

Section 2.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.2	Payment of Benefit. The Company shall pay the annual benefit to the Director in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following Termination of Service. The Company shall pay the annual benefit to the Director for twelve (12) years.

Section 2.3.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.3	Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any distribution(s) made under this Section 2.3 would be treated as an “excess parachute payment” under Code Section 280G, the Company shall reduce such distribution(s) to the extent necessary to avoid treating the distribution(s) as an excess parachute payment.

The following Section 2.4 shall be added to the Agreement immediately following Section 2.3.3:

2.4	Hardship Distribution. The Company may make a hardship distribution under the circumstances described in Section 2.4.1 below. Any such distribution shall require the adjustment described in Section 2.4.2 to any amounts to be paid under Sections 2.1, 2.2 or 2.3 or Article 3.

2.4.1	Application for and Amount of Hardship Distribution. If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a Hardship Distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation would not itself cause severe financial hardship). In any event, the maximum amount which may be paid out pursuant to this Section 2.4 is the amount the Company has accrued with respect to the Company’s obligations hereunder as of the day that the Director petitioned the Board to receive a Hardship Distribution under this Section.

2.4.2	Benefit Adjustment. At the time of any Hardship Distribution, the amount the Company has accrued with respect to the Company’s obligations hereunder shall be reduced by the amount of the Hardship Distribution and the benefits to be paid under Sections 2.1, 2.2 or 2.3 or Article 3 hereof shall reflect such reduced amount.

The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:

2.5	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Service may not commence earlier than six (6) months after the date of such Termination of Service. Therefore, in the event this Section 2.5 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Termination of Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Company has accrued with respect to the Company’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.2 and 2.3, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Section 3.1.3 of the Agreement shall be deleted in its entirety.

Section 3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

3.2	Death During Benefit Period. If the Director dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same manner they would have been paid to the Director had the Director lived.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7
Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Director. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. The Company and the Director may terminate this Agreement at any time. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

The following Section 8.11 shall be added to the Agreement immediately following Section 8.10:

8.11	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS OF THE ABOVE, the Company and the Director hereby consent to this First Amendment.

Director:	Plumas Bank
/s/ Thomas Watson	By: /s/ Daniel E. West

Thomas Watson	Title: Chairman